Filed Pursuant to
SEC Rule 424(b)(3)
Registration No. 333-122229
QUADRIGA SUPERFUND, L.P. — SERIES A AND SERIES B SUPPLEMENT
DATED MAY 11, 2006 TO PROSPECTUS DATED DECEMBER 13, 2005
APRIL 2006 PERFORMANCE UPDATE

			Total NAV	NAV per Unit
	April 2006	Year to Date	04/30/06	04/30/06

Series A	5.79%	13.79%	$71,120,097	$1,511.57
Series B	8.31%	20.09%	$42,661,260	$1,827.33

*	All performance is reported net of fees and expenses
Fund results for April 2006:
      Metals continued to soar in April with Gold reaching levels not seen in 25 years as June Comex Gold settled at over $654 per ounce, which resulted in a considerable gain to the Fund’s long positions.
      Other market sectors did not reveal significant trends and didn’t have any material influence on this month’s positive performance.
      For the month of April 2006, Series A gained 5.79% and Series B gained 8.31%, including all fees and expenses.
/s/ Christian Baha
Christian Baha, President
Superfund Capital Management, Inc.
General Partner
Quadriga Superfund, L.P.
Enclosures

QUADRIGA SUPERFUND, L.P. — SERIES A
APRIL 2006 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month Ended April 30, 2006)
STATEMENT OF INCOME

April 2006

INVESTMENT INCOME, interest	$237,242

EXPENSES
Management fee	110,287
Organization and offering expenses	59,614
Operating and other expenses	247,582
Incentive fee	—
Brokerage commissions	157,121

Total expenses	574,604

NET INVESTMENT GAIN (LOSS)	(337,362)

REALIZED AND UNREALIZED GAIN ON INVESTMENTS
Net realized gain (loss) on futures and forward contracts	(582,405)
Net change in unrealized appreciation or depreciation on futures and forward contracts	4,809,878

NET GAIN ON INVESTMENTS	4,227,473

NET INCREASE IN NET ASSETS FROM OPERATIONS	$3,890,111

STATEMENT OF CHANGES IN NET ASSET VALUE

April 30, 2006

NET ASSETS, beginning of period	$65,121,378

NET INCREASE IN NET ASSETS FROM OPERATIONS	3,890,111
CAPITAL SHARE TRANSACTIONS
Issuance of shares	2,866,550
Redemption of shares	(757,942)

NET INCREASE IN NET ASSETS FROM CAPITAL SHARE TRANSACTIONS	2,108,608
NET INCREASE IN NET ASSETS	5,998,719

NET ASSETS, end of period	$71,120,097

NAV Per Unit, end of period	$1,511.57

QUADRIGA SUPERFUND, L.P. — SERIES B
APRIL 2006 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month Ended April 30, 2006)
STATEMENT OF INCOME

April 2006

INVESTMENT INCOME, interest	$134,342

EXPENSES
Management fee	66,155
Organization and offering expenses	35,760
Operating and other expenses	148,606
Incentive fee	—
Brokerage commissions	123,920

Total expenses	374,441

NET INVESTMENT GAIN (LOSS)	(240,099)

REALIZED AND UNREALIZED GAIN ON INVESTMENTS
Net realized gain on futures and forward contracts	(430,711)
Net change in unrealized appreciation or depreciation on futures and forward contracts	3,943,695

NET GAIN ON INVESTMENTS	3,512,984

NET INCREASE IN NET ASSETS FROM OPERATIONS	$3,272,885

STATEMENT OF CHANGE IN NET ASSET VALUE

April 30, 2006

NET ASSETS, beginning of period	$40,014,652

NET INCREASE IN NET ASSETS FROM OPERATIONS	3,272,885
CAPITAL SHARE TRANSACTIONS
Issuance of shares	245,550
Redemption of shares	(871,827)

NET INCREASE (DECREASE) IN NET ASSETS FROM CAPITAL SHARE TRANSACTIONS	(626,277)
NET INCREASE IN NET ASSETS	2,646,608

NET ASSETS, end of period	$42,661,260

NAV Per Unit, end of period	$1,827.33

TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE INFORMATION CONTAINED HEREIN IS ACCURATE AND COMPLETE.
/s/ Christian Baha
Christian Baha, President
Superfund Capital Management, Inc.
General Partner
Quadriga Superfund, L.P.

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